Exhibit 99.1

NEWS Contact: Robert T. Traub Vice President, General Counsel and Corporate Secretary traubr@quakerchem.com T. 610.832.4271

For Release: Immediate

QUAKER CHEMICAL CORPORATION ANNOUNCES RESIGNATION OF CFO

August 25, 2015

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE: KWR) today announced that Margaret M. Loebl has resigned from her position as Vice President, Chief Financial Officer and Treasurer of Quaker effective September 18, 2015. Ms. Loebl has accepted the position of Executive Vice President and Chief Financial Officer at AgroFresh Solutions (NASDAQ: AGFS), a specialty solutions company based in Philadelphia. Quaker has begun the search for a new CFO.

Michael F. Barry, Quaker’s Chairman, Chief Executive Officer and President commented, “On behalf of everyone at Quaker, I thank Margo for her significant contributions during her tenure as CFO. We wish Margo well in this new opportunity and in her career.”

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

Quaker Chemical Corporation
One Quaker Park	P: 610.832.4000
901 E. Hector Street	F: 610.832.8682
Conshohocken, PA 19428-2380	quakerchem.com